Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ConAgra Foods, Inc.

We consent to the incorporation by reference in Registration Statements (Nos. 2-96891, 2-81244, 33-15815, 33-28079, 333-17573, 33-48295, 33-50113) on Form S-8 of ConAgra Foods, Inc. of our reports dated June 15, 2012, relating to our audits of the statements of net assets available for benefits of ConAgra Foods Retirement Income Savings Plan for Salaried Employees as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule, Schedule H, Line 4i—Schedule of Assets (Held at End of Year), and the statements of net assets available for benefits of ConAgra Foods Retirement Income Savings Plan for Hourly Rate Production Employees as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule, Schedule H, Line 4i—Schedule of Assets (Held at End of Year), which appear in the December 31, 2011, annual report on Form 11-K of ConAgra Foods Retirement Income Savings Plan for Salaried Employees and ConAgra Foods Retirement Income Savings Plan for Hourly Rate Production Employees.

/s/ McGladrey LLP

Omaha, Nebraska
June 15, 2012